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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                        (Amendment No. ___________)*

                          RELIANT RESOURCES, INC.
------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.001 per share
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 75952B105
------------------------------------------------------------------------------
                               (CUSIP Number)

                               March 27, 2003
------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   75952B105

------------------------------------------------------------------------------
   1.  Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).
       Appaloosa Investment Limited Partnership I
------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) ..................................................................[_]
       (b) ..................................................................[_]
------------------------------------------------------------------------------
   3.  SEC Use Only ...........................................................


------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization

       DELAWARE................................................................
------------------------------------------------------------------------------

Number of             5. Sole Voting Power
Shares                   -0-...................................................
Beneficially
Owned by              --------------------------------------------------------
Each
Reporting             6. Shared Voting Power
Person                   6,798,735............................................
With
                      --------------------------------------------------------

                      7. Sole Dispositive Power
                         -0-..................................................

                      --------------------------------------------------------

                      8. Shared Dispositive Power
                         6,798,735............................................

------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       6,798,735...............................................................

------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions)........................................................[_]

------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       2.3%....................................................................

------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       PN

------------------------------------------------------------------------------

CUSIP No.   75952B105

------------------------------------------------------------------------------

   1.  Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).
       Palomino Fund Ltd.......................................................

------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) .................................................................[_]
       (b) .................................................................[_]

------------------------------------------------------------------------------

   3.  SEC Use Only............................................................


------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization

       BRITISH VIRGIN ISLANDS..................................................

------------------------------------------------------------------------------

Number of             5. Sole Voting Power
Shares                   -0-...................................................
Beneficially
Owned by              --------------------------------------------------------
Each
Reporting             6. Shared Voting Power
Person                   5,956,865............................................
With
                      --------------------------------------------------------

                      7. Sole Dispositive Power
                         -0-..................................................

                      --------------------------------------------------------

                      8. Shared Dispositive Power
                         5,956,865............................................

------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       5,956,865...............................................................

------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions)........................................................[_]

------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

       2.1%....................................................................

------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       CO

CUSIP No.   75952B105

------------------------------------------------------------------------------

   1.  Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).
       Appaloosa Management L.P................................................

------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) ..................................................................[_]
       (b) ..................................................................[_]

------------------------------------------------------------------------------

   3.  SEC Use Only ...........................................................


------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization

       DELAWARE................................................................

------------------------------------------------------------------------------

Number of             5. Sole Voting Power
Shares                   -0-...................................................
Beneficially
Owned by              --------------------------------------------------------
Each
Reporting             6. Shared Voting Power
Person                   12,755,600...........................................
With
                      --------------------------------------------------------

                      7. Sole Dispositive Power
                         -0-..................................................

                      --------------------------------------------------------

                      8. Shared Dispositive Power
                         12,755,600...........................................

------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       12,755,600..............................................................

------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions)........................................................[_]

------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       4.4%....................................................................

------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       PN

CUSIP No.   75952B105

------------------------------------------------------------------------------

   1.  Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).
       Appaloosa Partners Inc..................................................

------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) .................................................................[_]
       (b) .................................................................[_]

------------------------------------------------------------------------------

   3.  SEC Use Only............................................................


------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization

       DELAWARE................................................................

------------------------------------------------------------------------------

Number of             5. Sole Voting Power
Shares                   -0-...................................................
Beneficially
Owned by              --------------------------------------------------------
Each
Reporting             6. Shared Voting Power
Person                   12,755,600...........................................
With
                      --------------------------------------------------------

                      7. Sole Dispositive Power
                         -0-..................................................

                      --------------------------------------------------------

                      8. Shared Dispositive Power
                         12,755,600...........................................

------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       12,755,600..............................................................

------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions)........................................................[_]

------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       4.4%....................................................................

------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       CO

CUSIP No.   75952B105

------------------------------------------------------------------------------

   1.  Names of Reporting Persons.

       I.R.S. Identification Nos. of above persons (entities only).
       David A. Tepper.........................................................

------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) ..................................................................[_]
       (b) ..................................................................[_]

------------------------------------------------------------------------------

   3.  SEC Use Only.............................................................


------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization
       USA......................................................................

------------------------------------------------------------------------------

Number of             5. Sole Voting Power
Shares                   4,000,000.............................................
Beneficially
Owned by              --------------------------------------------------------
Each
Reporting             6. Shared Voting Power
Person                   12,755,600...........................................
With
                      --------------------------------------------------------

                      7. Sole Dispositive Power
                         4,000,000............................................

                      --------------------------------------------------------

                      8. Shared Dispositive Power
                         12,755,600...........................................

------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       16,755,600...............................................................

------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).........................................................[_]

------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       5.8%.....................................................................

------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       IN

ITEM 1.

   (a)    NAME OF ISSUER
          RELIANT RESOURCES, INC.

   (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          1111 Louisiana Street, Houston, TX 77002

ITEM 2.

    (a)   NAME OF PERSON FILING
          This statement is being filed by Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API"), and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons"). The Reporting Persons have entered into a Joint Filing Agreement, dated April 4, 2003, a copy of which is attached hereto as
          Exhibit I.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE
          The address of the principal business office of Palomino is c/o Trident Trust Company (Cayman) Ltd., 1 Capital Place, P.O. Box 847, Grand Cayman, Cayman Islands. The address of the principal business office for each of AILP, AMLP, API and Mr. Tepper is c/o Appaloosa Partners Inc., 26 Main Street, First Floor, Chatham, NJ 07928.

     (c)  CITIZENSHIP

          See item 4 of pages 2-6 of this Schedule 13G.

     (d)  TITLE OF CLASS OF SECURITIES

          Common Stock, par value $0.001 per share

     (e)  CUSIP NUMBER

          75952B105

ITEM 3.   This statement is filed pursuant to Rule 13d-1(c).

ITEM 4.   OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED:

          AILP and Palomino beneficially own, in the aggregate, 12,755,600 shares of the issuer's common stock. AILP is the direct beneficial owner of 6,798,735 of such shares and Palomino is the direct beneficial owner of 5,956,865 of such shares. Each of AMLP, API and Mr. Tepper is an indirect beneficial owner of the aggregate of 12,755,600 shares of the issuer's common stock held by AILP and Palomino. AMLP is the general partner of AILP and makes all of the investment decisions for Palomino as its investment adviser. Accordingly, through these capacities, AMLP may be deemed to beneficially own the 12,755,600 shares of common stock of the issuer held by AILP and Palomino. API is the sole general partner of AMLP and, as such, may be deemed to beneficially own the 12,755,600 shares of common stock of the issuer held by AILP and Palomino through its interest in AMLP. Mr. Tepper is the sole stockholder and President of API and, as such, may be deemed to beneficially own the 12,755,600 shares of common stock of the issuer held by AILP and Palomino through his interests in API and AMLP. In addition, Mr. Tepper directly owns 4,000,000 shares of the issuer's common stock for his own account.

     (b) PERCENT OF CLASS: See item 11 of pages 2-6 of this Schedule 13G. (As disclosed in Reliant Resources, Inc.'s Form 10-Q for the quarterly period ended September 30, 2002, as of November 8, 2002, there were 290,441,403 shares of common stock outstanding.)

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i) Sole power to vote or to direct the vote: See item 5 of pages 2-6 of this Schedule 13G.

          (ii) Shared power to vote or to direct the vote: See item 6 of pages 2-6 of this Schedule 13G.

          (iii)  Sole power to dispose or to direct the disposition of: See item 7 of pages 2-6 of this Schedule 13G.

          (iv)   Shared power to dispose or to direct the disposition of:
                 See item 8 of pages 2-6 of this Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Exhibit II attached hereto.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 4, 2003

                                    APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                    By:   APPALOOSA MANAGEMENT L.P.,
                                          Its General Partner

                                          By:   APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:    /s/ David A. Tepper
                                                      ------------------------
                                                      Name:  David A. Tepper
                                                      Title: President

                                    PALOMINO FUND LTD.

                                    By:   APPALOOSA MANAGEMENT L.P.,
                                          Its Investment Adviser

                                          By:   APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:    /s/ David A. Tepper
                                                      ------------------------
                                                      Name:  David A. Tepper
                                                      Title: President

                                    APPALOOSA MANAGEMENT L.P.

                                    By:   APPALOOSA PARTNERS INC.,
                                          Its General Partner

                                           /s/ David A. Tepper
                                          -----------------------------------
                                          Name:  David A. Tepper
                                          Title: President

                                    APPALOOSA PARTNERS INC.


                                    By:    /s/ David A. Tepper
                                          -----------------------------------
                                          Name:  David A. Tepper
                                          Title: President


                                       /s/ David A. Tepper
                                    ------------------------------------------
                                    David A. Tepper

                                                                     EXHIBIT I

                           JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any all amendments thereto, with regard to the beneficial ownership of Common Stock, par value $0.001 per share, of Reliant Resources, Inc., a Delaware corporation.

Dated:  April 4, 2003

                                    APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                    By:   APPALOOSA MANAGEMENT L.P.,
                                          Its General Partner

                                          By:   APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:    /s/ David A. Tepper
                                                      ------------------------
                                                      Name:  David A. Tepper
                                                      Title: President

                                    PALOMINO FUND LTD.

                                    By:   APPALOOSA MANAGEMENT L.P.,
                                          Its Investment Adviser

                                          By:   APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                                By:    /s/ David A. Tepper
                                                      ------------------------
                                                      Name:  David A. Tepper
                                                      Title: President

                                    APPALOOSA MANAGEMENT L.P.

                                    By:   APPALOOSA PARTNERS INC.,
                                          Its General Partner

                                           /s/ David A. Tepper
                                          -----------------------------------
                                          Name:  David A. Tepper
                                          Title: President

                                    APPALOOSA PARTNERS INC.


                                    By:    /s/ David A. Tepper
                                          -----------------------------------
                                          Name:  David A. Tepper
                                          Title: President


                                       /s/ David A. Tepper
                                    ------------------------------------------
                                    David A. Tepper

                                                                 EXHIBIT II

                                   ITEM 8
         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     The members of the group that has filed this Schedule 13G pursuant to ss.240.13d-1(c) are as follows:

Appaloosa Investment Limited Partnership I
Palomino Fund Ltd.
Appaloosa Management L.P.
Appaloosa Partners Inc.
David A. Tepper